Exhibit 99.1
FOR IMMEDIATE RELEASE
WYNDHAM WORLDWIDE ANNOUNCES CHIEF FINANCIAL OFFICER LEAVING
Current CFO to Remain Through Third Quarter to Assist with Transition
PARSIPPANY, NJ (June 18, 2009) — Wyndham Worldwide (NYSE:WYN) today announced that Virginia M. Wilson, executive vice president and chief financial officer of Wyndham Worldwide Corporation, is leaving the Company to pursue other interests. Ms. Wilson will remain in her position through the third quarter to assist with the transition.
“I thank Gina for her many valuable contributions to the Company,” said Stephen P. Holmes, chairman and CEO of Wyndham Worldwide. “She was instrumental in Wyndham Worldwide’s transition to public ownership and in establishing a robust financial and technology platform for the future. We wish her the best in her future endeavors.”
The Company has initiated a search for a new CFO.
About Wyndham Worldwide Corporation
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses almost 7,000 franchised hotels and approximately 588,500 hotel rooms worldwide. Group RCI offers its 3.8 million members access to more than 73,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of over 150 vacation ownership resorts serving over 830,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs approximately 25,500 employees globally.
For more information about Wyndham Worldwide, please visit the Company’s web site at www.wyndhamworldwide.com.
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Investor contact:	Press contact:
Margo C. Happer	Sandra Kelder
SVP, Investor Relations	SVP, Corporate Communications
Wyndham Worldwide Corporation	Wyndham Worldwide Corporation
(973) 753-6472	(973) 753-8142
Margo.Happer@wyndhamworldwide.com	Sandra.Kelder@wyndhamworldwide.com